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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                     SEC File No.    0-11472
                                                                   ------------
                                                         CUSIP No. 09061T 50 90
                                                                   ------------

(Check One):  X Form 10-K and Form 10-KSB  __Form 20-F  __Form 11-K
              __Form 10-Q and Form 10-QSB __Form N-SAR

              For Period Ended:   December 31, 2000
                                ---------------------
              [ ]   Transition Report on Form 10-K
              [ ]   Transition Report on Form 20-F
              [ ]   Transition Report on Form 11-K
              [ ]   Transition Report on Form 10-Q
              [ ]   Transition Report on Form N-SAR
              For the Transition Period Ended:
                                               ---------------------  ---------

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAIN HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Biomune Systems, Inc.
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Full Name of Registrant

Former Name if Applicable
6502 South Archer Road
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Address of Principal Executive Office (Street and Number)
Bedford Park, Illinois 60501
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort
              or expense;
[X]    (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]    (C)    The accountant's statement or other exhibit required by
              Rule 12b-25(C) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, -SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The annual report of the registrant on form 10-KSB could not be filed because of delays encountered in finalizing the financial information relating to certain acquisitions in January 2001 needed to complete this report.




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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Larry Koskan                                    (708)      563-9200
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                         (Name)                (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).  X  Yes       No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?      Yes  X   No
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     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              BIOMUNE SYSTEMS, INC.
                             ----------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2001             By: /s/ Larry P. Koskan
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                                        Larry Koskan, President and
                                        Chief Executive Officer